Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for Its Third Quarter and Nine Months Ended September 30, 2013

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 13, 2013--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2013.

Canterbury Park Holding Corporation (the “Company”) reported net income of $170,503 on net revenues of $14,274,459 for the three months ended September 30, 2013 compared to net income of $202,034 on net revenues of $13,876,292 for the same period in 2012. For the nine months ended September 30, 2013, net income was $654,832 on net revenues of $36,699,977 compared to net income of $568,002 on net revenues of $35,449,086 for the same period in 2012. Diluted earnings per share for the 2013 third quarter were $.04 compared to $.05 for the third quarter of 2012, and diluted earnings per share for the nine months ended September 30, 2013 were $.16 compared to $.14 for the same nine- month period in 2012.

Net revenues in the 2013 third quarter increased 2.9% compared to the 2012 third quarter primarily due to conducting six additional days of live racing. This led to a 13.3% increase in pari-mutuel revenues and a 15.2% increase in food and beverage revenues offset by a 5.5% decrease in Card Casino revenues when compared to the same period in 2012. For the nine months ended September 30, 2013, net revenues increased $1,480,291, or 3.5% as compared to the same period in 2012. This includes an $875,111 increase in pari-mutuel revenues, of which approximately $412,000 represents a change in accounting estimate made at the end of the 2013 second quarter related to unredeemed vouchers, as well as a $418,670 increase in food and beverage revenues that were offset by a $64,000 decrease in Card Casino revenues. Operating expenses in the third quarter and nine-month periods respectively, increased $510,041, or 3.8%, and $1,236,422, or 3.6%, as compared to the same periods in 2012.

Our operations continue to generate positive cash flow. For the nine months ended September 30, 2013 compared to the same period in 2012, Earnings before Interest, Taxes, Depreciation and Amortization (“EDITDA”) increased 2.3% to $2,473,427, while decreasing slightly as a percentage of net revenues to 6.7% from 6.8%.

Further detail regarding Company results for the third quarter and first nine months of 2013 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on November 14, 2013 with the Securities and Exchange Commission.

Randy Sampson, President and CEO of Canterbury Park Holding Corporation commented: “We continue to see the benefits of our Cooperative Marketing Agreement (CMA) with the Shakopee Mdewakaton Sioux Community (SMSC). Purse fund enhancements of $5.3 million were paid to our horsemen from the SMSC purse enhancement fund, and the 2013 increases in purses attracted new stables and better quality horses which fueled increased fan support for our 2013 live race meet. As anticipated, revenues for the nine-month period compared favorably to the same period in 2012 primarily due to the 69-day racing season, our longest since 2006. In addition, we believe both racing and card casino revenues were adversely impacted in the third quarter of 2013 due to significant road construction in our area.” Mr. Sampson added, “While the CMA has secured a long-term future for both Canterbury Park and the Minnesota horse racing industry, we will continue to look for ways to increase the profitability of our current operations, even as we explore opportunities to further develop our property.”

Use of Non-GAAP Financial Measures:
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company has provided investors with EBITDA, a non-GAAP measure, which the Company defines as earnings before interest income, income tax expense, and depreciation and amortization. EBITDA should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance by companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2013 live race meet began on May 17th and ended on September 14th. In addition, Canterbury Park’s Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward- looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012

Operating Revenues, (net)	$14,274,459	$13,876,292	$36,699,977	$35,449,086

Operating Expenses	$13,999,754	$13,489,713	$35,587,320	$34,350,898

Non-Operating Income, (net)	$553	$1,296	$2,225	$4,635

Income before Income Taxes	$275,258	$387,875	$1,114,882	$1,102,823

Income Tax Expense	($104,755)	($185,841)	($460,050)	($534,821)

Net Income	$170,503	$202,034	$654,832	$568,002

Basic Net Income Per Common Share	$0.04	$0.05	$0.16	$0.14

Diluted Net Income Per Common Share	$0.04	$0.05	$0.16	$0.14

RECONCILIATION OF NET INCOME TO EBITDA

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2013	September 30, 2012

Net income	$654,832	$568,002

Interest income	(2,225)	(4,635)

Income tax expense	460,050	534,821

Depreciation	1,360,770	1,318,617

EBITDA	$2,473,427	$2,416,805

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223
Chief Executive Officer